Exhibit 5.1

May 27, 2020

CollPlant Biotechnologies Ltd.

4 Oppenheimer St.,

Rehovot 7670104

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to CollPlant Biotechnologies Ltd. (the “Company”), an Israeli company, in connection with its filing of a registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 3,271,786 ordinary shares, par value NIS 1.50 per share, represented by 3,271,786 ADSs, issued or issuable pursuant to a private placement that occurred in August 2019 (the "August 2019 Financing") and in a private placement that occurred in February 2020 (the "February 2020 Private Placement"), consisting of (x) (i) 1,375,000 ordinary shares represented by 1,375,000 ADSs issued pursuant to the August 2019 Financing; (ii) 1,375,000 ordinary shares represented by 1,375,000 ADSs issuable upon the exercise of warrants issued pursuant to the August 2019 Financing; and, (iii) 76,786 ordinary shares represented by 76,786 ADSs issued in satisfaction of certain price protection undertakings resulting from the August 2019 Financing; and, (y) 445,000 ordinary shares represented by 445,000 ADSs issued pursuant to the February 2020 Private Placement (together with the ordinary shares and the ordinary shares issuable upon the exercise of warrants referred to in clause (x), collectively referred to as the “Securities”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Amended and Restated Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any jurisdiction other than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the 1,896,786 ordinary shares represented by 1,896,786 ADSs are validly issued, fully paid and non-assessable, and (ii) the 1,3750,000 ordinary shares underlying the warrants, when issued, sold and delivered by the Company upon exercise of the warrants against receipt the exercise price thereof, if applicable, in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.